Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of (1) our reports dated February 27, 2009 relating to the consolidated financial statements of Copano Energy, L.L.C., and the effectiveness of Copano Energy, L.L.C.’s internal control over financial reporting and (2) our report dated February 29, 2008 relating to the financial statements of Bighorn Gas Gathering, L.L.C. as of December 31, 2007 and for the period from October 1, 2007 through December 31, 2007, all appearing in the Annual Report on Form 10-K of Copano Energy, L.L.C. for the year ended December 31, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Houston, Texas
November 2, 2009